UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2004

OPTIKA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-28672	95-4154552
(Commission File Number)	(I.R.S. Employer Identification No.)

7450 Campus Drive, Suite 200, Colorado Springs, CO	80920
(Address of Principal Executive Offices)	(Zip Code)

(719) 548-9800

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name, Changed Since Last Report)

Item 5. Other Events

On January 11, 2004, Optika Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Stellent, Inc., a Delaware corporation (“Stellent”), and STEL Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Stellent (“Merger Sub”). Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub, and the Company will become a wholly-owned subsidiary of Stellent (the “Merger”). As a result of the Merger, (i) each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be automatically converted into the right to receive 0.44 of a share (the “Exchange Ratio”) of Stellent common stock, par value $0.01 per share (“Stellent Common Stock”), subject to adjustment described below, (ii) all issued and outstanding shares of Series A-1 Preferred stock, par value $0.001 per share, of the Company (“Company Preferred Stock”) will be automatically converted into the right to receive $10 million in cash and, in certain circumstances described below, a fraction of a share of Stellent Common Stock and (iii) each outstanding option to acquire shares of Company Common Stock will be assumed by Stellent and converted into the right to acquire shares of Stellent Common Stock in a number adjusted to reflect the Exchange Ratio and at an exercise price adjusted to reflect the Exchange Ratio. If the value of 0.44 of a share of Stellent Common Stock, based on the average closing price of the Stellent Common Stock over a period ending shortly before the Merger is consummated, is greater than $4.00, then (i) 80% of the value (consisting entirely of shares of Stellent Common Stock) in excess of $4.00 will be allocated to the holders of the Company Common Stock and (ii) 20% of the value (consisting entirely of shares of Stellent Common Stock) in excess of $4.00 will be allocated to the holders of the Company Preferred Stock. This allocation will be accomplished by adjusting the Exchange Ratio to reduce the total number of shares of Stellent Common Stock to be issued to holders of the Company Common Stock and by issuing those shares to the holders of the Company Common Stock. The total number of shares of Stellent Common Stock to be issued by Stellent will not change as a result of any such allocation. The Company and Stellent have received fairness opinions from their respective financial advisors in connection with the proposed Merger.

The consummation of the Merger is contingent upon approval and adoption of the Merger Agreement and approval of the Merger by the stockholders of the Company, approval of the issuance of shares of Stellent Common Stock to be issued in the Merger by the stockholders of Stellent, regulatory approvals and other customary closing conditions set forth in the Merger Agreement. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

In connection with the Merger Agreement, certain stockholders of the Company and Stellent have entered into voting agreements with Stellent and the Company, respectively. The Stellent voting agreements provide that certain stockholders will vote their shares of Stellent Common Stock in favor of the issuance of Stellent Common Stock pursuant to the Merger. The Company voting agreements provide that certain stockholders will vote their shares of Company Common Stock in favor of approval and adoption of the Merger Agreement and approval of the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. On January 12, 2004, the Company and Stellent issued a joint press release announcing that the Company and Stellent had entered into the Merger Agreement. The joint press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(C) Exhibits

2.1	Agreement and Plan of Merger dated as of January 11, 2004 by and among Optika Inc., a Delaware corporation, Stellent, Inc., a Minnesota corporation, and STEL Sub, Inc., a Delaware corporation.

99.1	Joint Press Release of Optika Inc. and Stellent, Inc., issued on January 12, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optika Inc.
(Registrant)

Dated: January 12, 2004

By: /s/ Steven M. Johnson
Steven M. Johnson
Executive Vice President, Chief Financial Officer, Secretary and Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger dated as of January 11, 2004 by and among Optika Inc., a Delaware corporation, Stellent, Inc., a Minnesota corporation, and STEL Sub, Inc., a Delaware corporation.

99.1	Joint Press Release of Optika Inc. and Stellent, Inc., issued on January 12, 2004